UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Quarters and six months ended July 1, 1995 and June 25, 1994
(In thousands, except per share data)

                           Quarters ended         Six months ended
                           July 1,    June 25,     July 1,    June 25,
                            1995        1994        1995        1994


  Net sales              $ 175,617   $ 154,452   $ 343,810   $ 288,046


  Cost of products sold    123,799     103,500     240,358     194,410

  Selling, general
  and administrative        26,736      22,362      52,158      42,166

  Depreciation and
  amortization               3,769       3,173       7,494       6,399

  Interest                   2,034         202       3,602         384

  Other income                 (13)        (91)       (241)       (635)

    Total costs
    and expenses           156,325     129,146     303,371     242,724

  Earnings before
  income taxes              19,292      25,306      40,439      45,322

  Income taxes               7,234       9,199      15,185      16,457


  Net earnings           $  12,058   $  16,107   $  25,254   $  28,865

  Net earnings per
  common share           $     .25   $     .31   $     .52   $     .56

  Dividends per
  common share           $    .135   $     .12   $    .255   $     .22

  Average shares
  outstanding               48,577      51,791      48,569      51,935










See accompanying notes to the consolidated financial statements.
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